Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The following discussion is a summary of the terms of the common stock of Innovex International, Inc. (the “Company,” “we,” “us” or “our”), which is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as contained in our restated certificate of incorporation, as amended by that certain certificate of amendment dated as of September 6, 2024 (our “certificate of incorporation”), and our amended and restated bylaws, as amended by that certain amendment dated as of September 6, 2024 (our “bylaws”), and does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law, to our certificate of incorporation and to our bylaws, which are filed as exhibits 3.1, 3.2, 3.3 and 3.4 to our Annual Report on Form 10-K.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of the common stock will share equally on a per share basis any dividends when, as and if declared by the board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including the following:

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dividend rates;
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whether dividends will be cumulative or non-cumulative;
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redemption rights;
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liquidation rights;
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sinking fund provisions;
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conversion or exchange rights; and
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voting rights.

The issuance of preferred stock, while providing us with flexibility in connection with possible acquisitions and other transactions, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in the best interest of our stockholders, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of this series to prevent a change of control transaction or make it more difficult. Alternatively, a change of control transaction deemed by the board to be in the best interest of our stockholders could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Certain provisions of our certificate of incorporation and our bylaws, as described below, could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of us that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Election and Removal of Directors

Our board of directors must consist of between three and 12 directors. The exact number of directors is fixed from time to time by a majority of the directors then in office. Our board of directors is divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, no director may be removed except for cause, and directors may be removed for cause only by the affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors.

Any vacancy occurring on the board of directors and any newly created directorship may only be filled by the affirmative vote of a majority of the remaining directors in office.

Stockholder Meetings

Our certificate of incorporation and our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, the chief executive officer, the president or the board pursuant to a resolution approved by the affirmative vote of a majority of the entire board of directors.

Stockholder Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders of our company must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, by:

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the board, subject to the right of stockholders to amend or repeal such bylaws; or

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the affirmative vote of holders of at least two-thirds of the combined voting power of the outstanding shares of all classes of our stock entitled to vote generally in the election of directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of the special meeting.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

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make nominations in the election of directors;
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propose that a director be removed;
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propose any repeal or change in our bylaws; or
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propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the information required under our bylaws, including the following:

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a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting, together with the text of the proposal (including the text of any resolution proposed for consideration);
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the names and addresses of any other stockholder known by such stockholder to be supporting the proposal;
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any Disclosable Interests (as defined in our bylaws) of such stockholder or such beneficial owner, if any, or any proposed nominee;
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any financial interest or other material interest of such stockholder and beneficial owner, if any, in the proposal;
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a representation that such stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting; and
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a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such proposal by such stockholder.

A stockholder providing notice of business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof.

To be timely, a stockholder’s notice must generally be delivered to, or mailed and received at, our principal executive offices:

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in connection with an annual meeting of stockholders, not later than the close of the business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 90th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or
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in connection with the election of a director at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to the stockholders or public disclosure of the date of the special meeting was made, whichever occurs first.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation on Liability of Directors

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

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any breach of the director’s duty of loyalty to our company or our stockholders;
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any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); and
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any transaction from which the director derived an improper personal benefit.

Our bylaws provide that, to the fullest extent permitted by the DGCL, we will indemnify any of our officers and directors against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will advance the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us.

Transactions and Corporate Opportunities

In order to approve certain transactions involving related persons, our certificate of incorporation requires the affirmative vote of the holders of (1) not less than 80% of the then outstanding voting stock held by stockholders voting together as a single class and (2) not less than 66 2/3% of the then outstanding voting stock not beneficially owned, directly or indirectly, by the related person. These transactions include:

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any merger, consolidation or share exchange of us or any of our subsidiaries with (1) any related person or (2) any other person who is, or after such merger, consolidation, or share exchange would be, directly or indirectly an affiliate of the related person;
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any sale, lease, exchange, mortgage, pledge, transfer or other disposition by us or any of our subsidiaries to any related person or an affiliate of a related person or by any related person or an affiliate of a related person to us or any of our subsidiaries, of any assets or properties having an aggregate fair market value of $10,000,000 or more;
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any issuance or transfer by us or any of our subsidiaries of any of our securities or any of our subsidiaries’ securities to any related person or an affiliate of a related person (subject to certain exceptions);
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any dissolution voluntarily caused or proposed by or on behalf of a related person or an affiliate of a related person;
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any reclassification of securities or recapitalization of us, or any merger, consolidation or share exchange of us with any of our subsidiaries or any other transaction that has the effect, either directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding stock of any class or series or the securities convertible into stock of any class or series of us or any of our subsidiaries that is directly or indirectly owned by any related person or an affiliate of a related person or otherwise increasing the voting power of the outstanding stock of us or any of our subsidiaries that is held by any such related person or affiliate;
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any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing; or
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any agreement, contract, or other arrangement providing, directly or indirectly, for any of the foregoing transactions mentioned above.

A related person is a person or entity who or which (1) is the beneficial owner of 10% or more of the aggregate voting power of all of our outstanding stock; (2) is one of our affiliates and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the aggregate voting power of all of our outstanding stock; or (3) is an assignee of or has otherwise succeeded to any shares of our stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any related person, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction.

These voting requirements do not apply, however, to a business combination if:

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the cash, property, securities or other consideration to be received per share by holders of each and every outstanding class or series of our shares in the business combination meets certain requirements; or
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a majority of the continuing directors shall have approved the business combination.

Pursuant to the Stockholders’ Agreement, dated as of September 6, 2024, by and among the Company and certain entities affiliated with Amberjack Capital Partners, L.P. (“Amberjack”) (collectively, the “Amberjack Funds”), we have agreed, to the fullest extent permitted by the DGCL and subject to applicable legal requirements and any express agreement, that the Amberjack Funds and their respective affiliates and each Amberjack board designee that is also a director, officer, employee or other representative of Amberjack (collectively, the “Covered Persons”) may, and has no duty not to, (i) invest in, carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as us or any of our subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of us or our affiliates, and/or (iii) make investments in any kind of property in which we or our subsidiaries may make investments. In addition, to the fullest extent permitted by the DGCL or any other applicable law, we have renounce any interest or expectancy to participate in any business, business opportunity, transaction, investment or other matter of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to us or our stockholders for breach of any fiduciary duty or otherwise solely by reason of such Covered Person’s participation in, or failure to offer or communicate to us, its subsidiaries or any controlled affiliates any information regarding, any such business opportunity.

Anti‑Takeover Effects of Delaware Law

We are a Delaware corporation and are subject to Section 203 of the DGCL. Section 203 provides that we may not engage in a broad range of “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder unless:

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prior to the time that person became an interested stockholder, our board of directors had approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;
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upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to the time that person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Exclusive Forum Provision

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction thereof, the federal district court for the District of Delaware). Our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This provision will not apply to any claims seeking to enforce any duty or liability created by the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the these provisions of our bylaws. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Transfer Agent and Registrar

Computershare Shareowner Services LLC is the transfer agent and registrar for our common stock.